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                                                                   EXHIBIT 10.24

[***] = Confidential Treatment Being Requested for Redacted Portions of Document

                         PROFESSIONAL SERVICES AGREEMENT


This Professional Services Agreement (this "Agreement") executed this 19th day of December, 2000 defines the terms and conditions pursuant to which Tradeum, Inc., d/b/a VerticalNet Solutions ("VNS") will provide professional services to Converge, Inc., a Delaware corporation formerly known as eHITEX, Inc. ("Converge"), in accordance with this Agreement.

1.0  DEFINITIONS

"AFFILIATES" means, when used with reference to a party, any individual or entity directly or indirectly Controlling, Controlled by or under common Control with such party.

"AGREEMENT" means this agreement and any relevant Statements of Work ("SOW") and other attachments or appendices specifically referenced in this Agreement.

"APPEARANCE DESIGN ELEMENTS" means the design elements of or appearance presented by an object, formed in hardware or by software, that creates a visual impression on an observer. Appearance Design refers to the ornamental, and not the functional, aspects of the object and includes, without limitation, its layout, appearance, and "look and feel."

"BUSINESS DAY" means a day other than a Saturday, Sunday or federal holiday.

"CHANGE IN CONTROL" means, with respect to a party, a person or entity directly or indirectly acquiring Control of such party, or an Affiliate that Controls such party, in one or more transactions including, without limitation, by a sale of assets, sale of shares, merger or other combination regardless of the surviving entity, or any other form of transaction or method.

"CONTROL" (including all derivations thereof) means, with respect to a party, the direct or indirect ownership of at least 50% of the outstanding voting securities of a party, or the right to control the policy decisions of such party.

"CONVERGE PROPRIETARY APPEARANCE DESIGN ELEMENTS" means, with respect to a Deliverable, (a) all elements and aspects of its Appearance Design that are unique or special to and/or uniquely or specially created for Converge, (b) all logos, trademarks, service marks and trade names of Converge, and (c) all other Appearance Design Elements that are copyrighted materials, graphics or other content furnished by or on behalf of Converge for inclusion in such Deliverable. If an element and/or aspect of a Deliverable's Appearance Design is created using or based on a template, then neither those templates themselves nor the elements or aspects of such Appearance Design that are the result of exercising options built into such templates constitute Converge Proprietary Appearance Design Elements under clause (a) of the preceding sentence.

"DELIVERABLES" means items that VNS prepares for or provides to Converge as described in a SOW, including any associated Externals. Deliverables include the Preexisting Materials and/or Tools, if any, that are a part thereof. Unless the applicable SOW provides otherwise, each software Deliverable will be provided in Object Code form only for Deliverables that are owned by VNS as set forth herein, and in both Object Code form and Source Code form for all other Deliverables.

"DERIVATIVE WORKS" means works that are based on underlying works and that would be copyright infringements if prepared without the authorization of the copyright owners of the underlying works.

"EFFECTIVE DATE" means the "Closing Date" under the Membership Interest Purchase Agreement, dated as of even date herewith, among VerticalNet, Inc., NECX.com LLC and Converge, it being understood and agreed that the respective rights and obligations of the parties to this Agreement are subject to the consummation of the transactions contemplated by such Membership Interest Purchase Agreement.

"EXTERNALS" means any pictorial, graphic, audiovisual works, reports or data generated by execution of code and any published or unpublished application program interfaces, languages or protocols implemented in the code to enable interaction with other computer programs or end users. Externals do





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not include the code that implements them, and the ownership rights in an
External associated with a Deliverable follows the ownership rights in such Deliverable.

"FINAL DELIVERABLE" means the iteration of a Deliverable that is subjected to acceptance testing under Section 2.4, as specified by VNS.

"FINAL SPECIFICATIONS" means, with respect to a Deliverable, the specifications and requirements for such Deliverable set forth in its SOW or as otherwise agreed upon by the parties in writing. Said specifications and requirements may be "as-built" specifications and requirements as set forth in Section 2.2.

"INVENTIONS" means trade secrets and patentable ideas, designs, architecture, concepts, techniques, inventions, methods, discoveries or improvements, that are conceived or reduced to practice by either party or its Personnel in connection with performing or assisting in the performance of Services under this Agreement.

"JOINT INVENTIONS" means any Inventions made or developed either jointly by VNS Personnel and Converge Personnel or with contribution by both VNS Personnel and Converge Personnel, such that the VNS Personnel and Converge Personnel are co-inventors or co-authors of such Invention under applicable law.

"LICENSE AGREEMENT" means the Subscription License Agreement, dated as of even date herewith, among VerticalNet, Inc. and VNS on the one hand, and Converge on the other hand.

"MAINTENANCE & SUPPORT SERVICES" has the same meaning ascribed to such term in the License Agreement.

"OBJECT CODE" means computer programming code in compiled, machine readable format, running, to the extent requested under a SOW, on each of Unix (at least Tru64 and HP-UX) and Windows NT (or their successor operating systems), together with all related end-user or installation manuals and other similar documentation.

"PERSONNEL" means agents, employees, independent contractors, temporary employees or subcontractors engaged or appointed by Converge or VNS, respectively.

"PREEXISTING IP" means patent, trade secret and other intellectual property rights that are owned and/or licensed by a party (other than from the other party or its Affiliates) that pre-exist this Agreement and/or are developed independently of the Services and Deliverables and any Confidential Information provided under this Agreement or the License Agreement (as demonstrated by contemporaneous written records or other competent evidence).

"PREEXISTING MATERIALS" means particular instantiations, materials and items, including their respective Externals, contained within or constituting a Deliverable, that (i) are owned by a party or its Affiliate or any third party, or that a party or its Affiliate or any third party prepares independent of, and outside the scope of, performance of the Services under this Agreement (as demonstrated by contemporaneous written records or other competent evidence); and (ii) are provided by such party or its Personnel for use by the other party in connection with performing Services or preparing Deliverables under this Agreement. Preexisting Materials exclude Tools themselves, but include the particular instantiations, materials or items that are the output of or are created by the use of Tools.

"PRODUCT" has the same meaning ascribed to such term in the License Agreement.

"SERVICES" means work that VNS performs for Converge as described in a SOW.

"SOURCE CODE" means computer programming code in human readable, high-level language format, together with all related documentation (including programmers' notes and annotations, logic flows, etc.).

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"STATEMENT OF WORK" or "SOW" means any document attached to or included in this
Agreement that describes the Services and Deliverables, including any requirements, specifications or schedules set forth therein.

"TOOLS" means software tools (as that term is commonly understood in the software industry) that are not commercially available software, and their respective Externals, that are required for the development, maintenance or implementation of a software Deliverable. Tools may or may not be Preexisting Materials.

"YEAR" means a twelve-month period commencing on the Effective Date or an anniversary of the Effective Date.

2.0 STATEMENTS OF WORK: VNS will perform Services and provide Deliverables as specified in each SOW, subject to the terms and conditions set forth in this Agreement. A joint steering committee with three representatives designated by Converge and two representatives designated by VNS will determine (i) the Services and Deliverables to be provided under each SOW, (ii) the priority of VNS' performance with respect thereto, (iii) technically feasible specifications and requirements for Deliverables; and (iv) a reasonable timeline for performance of the work described in the SOW. In the event the parties are unable reach unanimous agreement on such matters prior to the start of any quarter during the term of this Agreement, the majority vote of the joint steering committee will control; provided, however, that the joint steering committee shall be required to set delivery schedules and specifications for Deliverables in the SOWs, and to prioritize work dependent on other work, both as an initial matter and in response to any proposed changes, in a manner that is practicable. At least 30 days prior to the start of each quarter during the term of this Agreement, the joint steering committee will prepare a SOW for the following quarter. Converge may request changes to a previously agreed upon SOW, and VNS will submit to Converge the impact of such changes. Changes accepted by Converge will be specified in an amended SOW or change order issued in writing by the joint steering committee, subject to the requirements above regarding feasibility and reasonableness. Unless otherwise mutually agreed by Converge and VNS in writing, each SOW will conform to the following requirements:

     2.1 SCOPE OF SERVICES & DELIVERABLES: The SOW may specify that VNS perform Services and/or provide Deliverables including: (i) platform development and implementation methodologies and support; (ii) enterprise applications integration support; (iii) community building implementation methodologies and support; (iv) education and training on Products and Tools; (v) solution architecture consulting support; (vi) customer support services; (vii) joint development programs; and (viii) technical and customer maintenance and support services for the Deliverables and the Products other than Maintenance & Support Services. Unless specifically set forth in a SOW, Converge will not be charged any fees for the above Services if such Services, at the time of performance, are being performed for the benefit of other customers. To the extent reasonably known at the time a SOW is executed, such SOW will specify the resource contribution, if any, to be made by Converge or Converge Personnel any/or Preexisting Materials of either party that then are anticipated to be included in the Deliverables thereunder. In addition, each SOW will include project management and issue escalation procedures appropriate to the Services and Deliverables to be provided under that SOW. The parties agree that VNS will have the reasonable cooperation and assistance of Converge Personnel during the course of performance of the Services under each SOW. VNS shall not be liable for any default or delay in performance of the Services to the extent the same is attributable to the failure of Converge to comply in any material respect with its obligations under this Agreement, any SOW or any directions provided by the joint steering committee.

     2.2 DELIVERABLE SPECIFICATIONS: The SOWs will set forth specifications that are the basis for the Deliverables and the Services thereunder. The parties recognize, however, that development of Deliverables can be a dynamic process and that the specifications initially set forth in a SOW may become out of synch with its actual Deliverables. Interim changes to the Deliverable specifications, requirements and/or timelines may be proposed by either party, subject to the requirements of Section 2.0. The joint steering committee will not unreasonably withhold its approval of any such proposed interim changes. In addition, the parties will review the appropriateness of final "as-built" specifications and requirements for a Deliverable, as part of the acceptance procedures for that Deliverable described in


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Section 2.5. All interim changes to the specifications and requirements for a
Deliverable and, if applicable, the development of final "as-built" specifications and requirements for a Deliverable, are subject to approval by the joint steering committee. Items submitted for acceptance testing under
Section 2.4 will be accompanied by VNS' written certification that, to the best of VNS' knowledge, the relevant work under the SOW is complete and that, except as noted and agreed to, all appropriate specifications and requirements have been met. With respect to any Deliverable, Converge agrees not to commence acceptance testing pursuant to Section 2.4 prior to receiving such certification.

     2.3 MAXIMUM VNS RESOURCE COMMITMENT: Any decision of the joint steering committee notwithstanding, a SOW or an amendment or change order thereto may not require VNS to commit labor resources in the applicable quarter at a level in excess of the labor resource commitment represented by the minimum guaranteed payment for such quarter under Section 4.2 (as adjusted for any applicable roll-over amount pursuant to Section 4.3) minus any Materials Costs (as defined in Section 4.4) covered by such minimum guaranteed payment under Section 4.4, without VNS prior written approval, such approval not be unreasonably withheld.

     2.4 ACCEPTANCE: All Services and Deliverables will be warranted as set forth in Section 5. Payment of invoices will not be deemed acceptance of Deliverables. Final Deliverables will be subject to acceptance testing as set forth herein and in the relevant SOW. Such acceptance testing shall be limited to determining whether the Final Deliverables materially comply with their corresponding Final Specifications. Unless otherwise agreed in the applicable SOW, Converge shall complete its acceptance testing of Final Deliverables within 30 days following the date the applicable Final Deliverable is provided to Converge with VNS' written certification that the Final Deliverable is in complete and in final form and complies with its corresponding Final Specifications. During the acceptance period, work on other Services or Deliverables under the SOW shall proceed provided that the Final Deliverable being tested does not form the basis for any ongoing work. If the Final Deliverable forms the necessary basis for other ongoing work, then VNS, after notifying Converge thereof, may delay performance of such other ongoing work pending acceptance or rejection of such Final Deliverable. In the event that Converge rejects a Final Deliverable for failing to materially comply with its corresponding Final Specifications, Converge shall provide prompt written notice thereof to VNS. Final Deliverables not rejected by Converge during the acceptance period shall be deemed accepted by Converge. Final Deliverables rejected by Converge shall be re-performed or revised by VNS (within 30 days to the extent technically feasible) and presented to Converge for subsequent acceptance testing, and the provisions of this Section 2.4 shall be repeated until the Final Deliverable is accepted or deemed accepted as set forth herein ("Acceptance"), with the first such re-performance or revision of any Final Deliverable being paid for by Converge in accordance with the provisions of
Section 4.1 and any subsequent such re-performance or revision being at no charge to Converge.

     2.5 PERSONNEL: All Personnel assigned to a SOW by either party will (a) have skill, knowledge and experience reasonably appropriate for the tasks they are assigned to perform and (b) be subject to appropriate confidentiality agreements and invention assignment agreements consistent with this Agreement. Unless provided otherwise in the applicable SOW, all work under a SOW will be performed at VNS facilities. Each SOW will indicate, whether by name or by class or category, the VNS Personnel, if any, that are reasonably believed key to performance of the Services ("Key Personnel"). Each SOW will indicate if such Key Personnel are assigned to the SOW on a full-time basis or part-time basis (and where part-time, the extent of the resource assignment). Absent Converge's consent, such consent not to be unreasonably withheld, Key Personnel that are assigned to a SOW on a full-time basis will not be re-assigned or given other tasks or responsibilities by VNS until their SOW tasks are completed, and VNS Personnel that are assigned to a SOW on a part-time basis will not be assigned or given other tasks or responsibilities by VNS that will materially impair their ability to complete their SOW tasks. With respect to VNS Personnel other than Key Personnel, VNS agrees to use commercially reasonable efforts not to reassign such Personnel until their SOW tasks are completed. Converge reserves the right to object to or request the removal of any VNS Personnel assigned to a SOW, and VNS will in good faith seek to accommodate Converge' requests subject to the availability of adequate replacement VNS Personnel. VNS will bear the cost of reasonable "up to speed" time, if any, associated with the replacement of any VNS Personnel assigned to provide Services pursuant to a SOW, not to exceed 80 hours per individual.


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     2.6 PROGRAM MANAGEMENT: Each party will have a dedicated Program Manager assigned to manage such party's activity under this Agreement and the SOWs. Each party will only appoint executive or senior management level Personnel as its representatives on the joint steering committee. The cost of VNS' Program Manager and, to the extent they are performing in their capacity as representatives on the joint steering committee, the cost of such representatives will not be charged to Converge under Section 4.1 and Section
4.2. A member of the joint steering committee shall serve in such capacity at the pleasure of the party that designated such member. Each party shall have the right, in its sole discretion, at any time, exercisable by written notice to the other party, to remove (with or without cause) any of the members of the joint steering committee that such party designated and to designate a new member. Any member of the joint steering committee may resign at any time by giving written notice to the party that designated such member. Any vacancy on the joint steering committee shall be filled only by the party whose member has caused the vacancy by giving written notice to the party. The joint steering committee will convene whenever reasonably requested by either party, and shall meet at least once per quarter. Written notice of the time and place of each meeting of the joint steering committee (which notice shall include an agenda for such meeting) shall be given by or at the direction of any member of the joint steering committee to each of the other members of the joint steering committee at least seven days before such meeting. The required notice to any member of the joint steering committee may be waived by such member in writing. Attendance by a member of the joint steering committee at a meeting of the joint steering committee shall constitute a waiver of any required notice of such meeting by such member. The presence of members of the steering committee representing greater than 50% of the members of the joint steering committee, including at least one member designated by VNS, shall be required to constitute a quorum for the transaction of any business by the joint steering committee. The acts of a majority of the members present and voting at a meeting at which a quorum is present shall be the acts of the joint steering committee.

   2.7 SUBCONTRACTORS: To the extent VNS wishes to subcontract any substantial portion of the Services with any other entity to fulfill VNS' obligations under any SOW, VNS shall obtain Converge's prior written consent to do so, provided that the use of temporary employees or independent contractors who work under the direction and control of VNS shall not require the prior written consent of Converge, unless expressly stated to the contrary in the applicable SOW. VNS shall at all times remain solely and wholly responsible for its obligations hereunder and shall require all its subcontractors, temporary employees and independent contractors to execute appropriate confidentiality agreements and invention assignment agreements consistent with this Agreement. In no event shall subcontractors be allowed to further subcontract any substantial portion of the work subcontracted to them without Converge's prior written approval.

3.0 TERM & TERMINATION:

   3.1 TERM: This Agreement will commence on the Effective Date and will expire upon the date immediately preceding the third anniversary of the Effective Date, provided that all Services and Deliverables specified in each agreed upon SOW have been completed. In the event such Services have not been completed, the Agreement will remain in effect until completion (including, without limitation, the provisions obligating Converge to pay for completing such Services and Deliverables). The Agreement may be extended for up to two additional terms of one year each by way of mutual agreement of the parties at least 90 days prior to expiration of the then-current term. During each such extension term, the provisions of this Agreement that were applicable during the initial three-year period shall continue to be applicable; provided, however, that the provisions of this Agreement respecting minimum guaranteed payments shall not apply, and provided further that all matters to be decided by the steering committee shall instead be decided by mutual agreement of the parties.

3.2 EVENTS OF DEFAULT:

         3.2.1 BANKRUPTCY; MATERIAL BREACH: The occurrence of any one or more of the following acts, events or occurrences shall constitute an "Event of Default" under this Agreement: (i) either party becomes insolvent, files for bankruptcy or is subjected to involuntary bankruptcy proceedings that are not dismissed within 60 days, or makes a general assignment for the benefit of its creditors; or (ii) either party breaches any material provision of this Agreement (excluding a payment breach by Converge of the type


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described in Section 3.2.2(i)) and the result is that the non-breaching party experiences a substantial deprivation of the benefits to which the non-breaching party is entitled under this Agreement, which material breach is not cured by the breaching party within 30 days after the breaching party's receipt of the non-breaching party's written notice specifying the breach reasonable in detail; provided, however, that if the breach is of such a nature that it may be cured, but it may not reasonably be cured within such 30-day period, the non-breaching party may not terminate this Agreement unless such breach is not cured by the breaching party on or before the 60th day after the breaching party's receipt of the non-breaching party's notice of breach if breaching party has commenced substantial efforts to cure the breach within the initial 30-day period and has continued in good faith to work to cure the breach as soon as reasonably practicable thereafter.

         3.2.2 ADDITIONAL EVENT OF DEFAULT BY CONVERGE: An "Event of Default" by Converge under this Agreement shall also have occurred (i) upon the occurrence of an "Event of Default" by Converge under Section 10.2 of the License Agreement, or (ii) Converge fails to pay when due any minimum guaranteed payment under Section 4.2 and fails to cure such breach within 10 Business Days after VNS gives Converge written notice specifying the breach.

         3.2.3 ADDITIONAL EVENT OF DEFAULT BY VNS: An "Event of Default" by VNS under this Agreement shall also have occurred upon the occurrence of either (i) an "Event of Default" by VerticalNet, Inc. (as defined in the License Agreement) under Section 10.2 of the License Agreement or (ii) a "Priority Remedy Election" (as defined in the License Agreement) under Section 10.4.3 of the License Agreement.

3.3 REMEDIES:

         3.3.1 REMEDIES OF CONVERGE: [***]

         3.3.2 REMEDIES OF VNS: [***]

[***] = Confidential Treatment Being Requested for Redacted Portions
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4.0 PAYMENTS AND ACCEPTANCE

   4.1 SERVICES RATES: Converge will pay VNS' time charges, at the applicable rates specified in this Section 4.1, plus Material Costs (defined below) as provided in Section 4.4, for Services and Deliverables provided under this Agreement and each SOW. Amounts due under this Section 4.1 and under Section 4.4 will be invoiced on a quarterly basis in arrears. The applicable hourly rates for Services and Deliverables provided under this Agreement and each SOW for Year 1 and Year 2 are: (a) $[***]/hour for architecture consultants; (b) $[***]/hours for implementation & engineering support; and (c) $[***]/hour for customer care and support (collectively referred to as "Hourly Rates"). The Hourly Rates for Year 3 are the Year 1 Hourly Rates increased by [***]%. In the event this Agreement is extended pursuant to Section 3.1, the Hourly Rates applicable during the extension periods are as follows: (i) the Hourly Rates for Year 4 are the Year 1 Hourly Rates (x) adjusted (increased or decreased) by the percentage change in the Consumer Price Index, All Urban Consumers published by the US Department of Labor ("CPI") from the CPI published nearest and preceding the Effective Date to the CPI published nearest and preceding the first day of Year 4 minus (y) the [***]% increase in Hourly Rates for Year 3; and (ii) the Hourly Rates for Year 5 are the Year 4 Hourly Rates adjusted (increased or decreased) by the percentage change in the CPI published nearest and preceding the first day of Year 4 to the CPI published nearest and preceding the first day of Year 5. If the amount invoiced to Converge for Services and/or Deliverables provided in any quarter exceeds the minimum guaranteed payment made by Converge to VNS for such quarter under Section 4.2, Converge will pay the amount of the excess to VNS within 30 days of receipt of VNS' invoice. Amounts disputed by Converge in good faith may be withheld until the dispute is resolved or until such dispute is no longer in good faith. All payments will be made in U.S. dollars, without setoff or deduction. All amounts not paid when due shall be subject to late charges of the lesser of (a) 1.5% per month of the overdue amount or (b) the maximum permitted under applicable law. VNS will not charge Converge for any work performed under this Agreement that is not authorized under the applicable SOW.

   4.2 MINIMUM GUARANTEED PAYMENTS: Converge will make the following minimum guaranteed payments to VNS: (i) Converge will pay VNS $3,250,000, payable on the first business day of the first quarter in Year 1 and $3,750,000, payable on the first business day of each other quarter in Year 1; (ii) Converge will pay VNS $2,500,000, payable on the first business day of each quarter in Year 2; and
(iii) Converge will pay VNS $2,500,000, payable on the first business day of each quarter in Year 3. Minimum guaranteed payments made under this Section 4.2 will be applied against (x) amounts due hereunder VNS time charges as noted in
Section 4.1 above, with any roll-over pursuant to Section 4.3 of a minimum guaranteed payment from a previous quarter being applied first and the minimum guaranteed payment for the current quarter being applied second, and (y) Materials Costs, to the extent permitted under Section 4.4. Without limiting Converge's remedies in the event of non-performance, any unapplied portions of any minimum guaranteed payment are not refundable upon termination of this Agreement or otherwise, except to the extent expressly permitted under Section
3.3.1.1 and Section 3.3.1.2 hereof.

     4.3 LABOR ALLOCATION ADJUSTMENTS: Except to the extent the applicable minimum guaranteed payment has been applied against reimbursable Materials Costs pursuant to Section 4.4, the parties may agree to increase (by way of an acceleration of the labor resources represented by the minimum guaranteed payment for the next quarter) the labor resources represented by the applicable minimum guaranteed payment for any quarter including or after the third quarter of Year 1, by an amount not to exceed 15% of such labor resources. VNS will not withhold its approval of Converge requests for acceleration of labor resources under this Section 4.3 unless such approval will materially and adversely affect other VNS development projects then planned or in process. In addition, Converge may, at its election, defer (to the next quarter only and not beyond the final quarter of Year 3) the labor resources represented by the minimum guaranteed payment for any quarter including or after the third quarter of Year 1, by an amount not to exceed 15% of such labor resources minus the amount of any such deferral applied against Material Costs pursuant to Section 4.4.) Any deferral under this Section 4.3 will not affect the amount or payment schedule of guaranteed minimum payments.


      [***] = Confidential Treatment Being Requested for Redacted Portions

   4.4 EXPENSES AND OTHER COSTS: As described herein, Converge will pay or reimburse VNS on a quarterly basis in arrears for the actual and reasonable cost of materials and expenses that are reimbursable under Attachment A or any SOW and are reasonably incurred by VNS in providing the Services and Deliverables under this Agreement and each SOW ("Materials Costs"). During Year 1, VNS will be reimbursed for such Materials Costs by (i) applying any portion of a Year 1 minimum guaranteed payment paid by Converge (as adjusted for any applicable roll-over amount pursuant to Section 4.3) that is not applied to cover VNS time charges for Services and Deliverables for the applicable quarter pursuant to
Section 4.1, and (ii) to the extent Year 1 Materials Costs are not reimbursed pursuant to clause (i), by Converge's payment or reimbursement of such Materials Costs within 30 days after Converge's receipt of an invoice therefor from VNS. Commencing with Year 2 and continuing thereafter until termination or expiration of this Agreement, VNS will be reimbursed on a quarterly basis for such Materials Costs (a) on the same basis as in Year 1 if the VNS time charges for Services and Deliverables pursuant to Section 4.1 for the applicable quarter equal 85% or less of the minimum guaranteed payment for the applicable quarter (as adjusted for any applicable roll-over amount pursuant to Section 4.3), or
(b) if the VNS time charges for Services and Deliverables pursuant to Section
4.1 for the applicable quarter exceed 85% of the minimum guaranteed payment for the applicable quarter (as adjusted for any applicable roll-over amount pursuant to Section 4.3), by Converge's payment or reimbursement of such Materials Costs within 30 days after Converge's receipt of an invoice therefor from VNS, provided that Converge may elect to reimburse VNS for Materials Costs not paid or reimbursed through application of the guaranteed minimum payment pursuant to the foregoing by applying the labor resource represented by the minimum guaranteed payment available for deferment to the subsequent quarter as described in Section 4.3. Each SOW shall include a budget for travel and other expenses. The incurrence by VNS of any travel or other expenses in excess of the applicable budget therefor shall be pre-approved by Converge, which approval shall not be unreasonably withheld or delayed. In addition, Converge shall be responsible for paying for and, with VNS' assistance, securing license rights to any third-party technology required for the provision of any Services or the use of any Deliverables provided under this Agreement, and the fees and other amounts payable for such license rights shall not be counted against the minimum guaranteed payments made hereunder. All such required license rights to third-party technology shall be specified in the applicable SOW.

   4.5 TAXES

         4.5.1 GENERALLY: The fees and other payments specified in this Agreement are exclusive of any sales, use and other taxes on consumption of goods and services taxes ("Sales Taxes"), however designated or levied, based on this Agreement, the delivery of the Deliverables or the Services under this Agreement, or Converge's or the Converge Subsidiaries' use thereof. In those jurisdictions in which VNS determines it is required to register, collect and remit Sales Taxes, VNS will separately invoice Converge for such Sales Taxes (which invoices shall be payable by Converge within 30 days after Converge's receipt of an invoice therefor from VNS), collect such Sales Taxes from Converge and remit such Sales Taxes to the proper taxing authority. In those jurisdictions in which VNS has determined that it does not have a collection responsibility, Converge will be required to self-assess and remit any Sales Taxes due on the purchase of taxable property and services acquired under this Agreement. Converge will retain ultimate responsibility and liability for remitting any Sales Taxes due on the purchase of any property and/or services acquired under this Agreement, including, without limitation, any interest, penalties or additions attributable to or imposed on or with respect to any such assessment excluding any taxes imposed upon the net income of either party.

         4.5.2 SALES TAXES; ELECTRONIC COMMERCE: The parties will cooperate and use their commercially reasonable efforts to minimize or avoid, to the maximum extent allowed by law, the obligation to pay any Sales Taxes that may be levied on payments made under this Agreement or otherwise are chargeable to or against VNS by any applicable government authority with respect to the Services and the Deliverables. To that end, the parties will conduct transactions using an electronic commerce approach under which VNS will provide all Services (where applicable) and all Deliverables to Converge using an electronic medium of delivery, electronically via the Internet, by "drop and load" to a Converge computer from a CD-ROM that is in the possession and control of VNS Personnel at all times, or in any other mutually agreeable intangible form or by such other means as is mutually agreed upon by the parties. Additionally, the parties will electronically transmit and receive SOWs, invoices and other applicable documentation. Each party, at its own expense, will provide and maintain the equipment, software, services and testing necessary for it to transmit and receive such documentation. Any amount of Sales Tax that legally would have been avoided but for the acts or omissions of a party will be payable by that party. Sales Taxes that may not be avoided will be payable (a) one-half by Converge and one-half by VNS if due to a US federal, state or local taxing authority and (b) by Converge if due to a non-US taxing authority. Taxes chargeable against the income or gross receipts of VNS shall be paid by VNS. Taxes chargeable against the income or gross receipts of Converge shall be paid by Converge.

         4.5.3 TAX WITHHOLDING: If laws, rules or regulations require withholding of any taxes imposed upon amounts payable to a party hereunder, the other party shall make such withholding payments as required and subtract such withholding payments from the amounts payable to such party. The other party shall submit reasonable proof of payment of the withholding taxes to such party within 30 days after obtaining such proof. The parties agree to fully cooperate with each other, including, without limitation, in the filing of appropriate certificates of tax exemption, to ensure that any withholding payments required to be made by the other party are reduced or avoided to the fullest extent permitted by law. Converge shall be deemed to be the sole payor of payments owed to VNS under this Agreement and shall not have the right to substitute any domestic or foreign affiliate for that purpose, and if Converge reincorporates or otherwise reorganizes as a foreign person that would thereupon cause payments hereunder to VNS to become subject to withholding, then Converge shall comply with applicable laws to the extent required and shall gross up the payments otherwise owed to VNS so that VNS receives, net of withholding taxes, the amounts VNS would have received if Converge had not substituted a foreign person or had remained a domestic person.

5.0 WARRANTIES

     5.1 MUTUAL ONGOING WARRANTIES: Each party makes the following ongoing representations and warranties to the other: (i) it has the right to enter into this Agreement and its performance of this Agreement will comply with the terms of any contract, obligation, law, regulation or ordinance to which it is or becomes subject (including but not limited to all applicable export and import laws); and (ii) no claim, lien, or action exists or has been asserted in writing against such party that would interfere with its obligations or any rights granted to the other party under this Agreement.

     5.2 ADDITIONAL WARRANTIES OF VNS: VNS represents and warrants to Converge as follows: (i) each of the Final Deliverables will, on the date of Acceptance and for a period equal to the shorter of six months after Acceptance or 90 days after the date of deployment of the Final Deliverable by Converge in a production environment (the "Warranty Period"), comply with the specifications and requirements set forth in the applicable SOW; (ii) Services will be performed using reasonable care and skill and in accordance with any requirements set forth in the relevant SOW; (iii) Services and Final Deliverables which interact in any capacity with date data are Year 2000 ready such that when used in accordance with their associated documentation they (a) calculate, process, provide, receive and display dates and date data (including leap year dates), within and between the twentieth and twenty-first centuries, in accordance with well-defined procedures designed to handle date data from different periods, and (b) exchange all such dates and date data with all products with which the Services and/or Final Deliverables are intended to be used, provided such products are themselves Year 2000 ready; (iv) Deliverables will be tested for, and to VNS' best knowledge on the date of delivery to Converge will not contain, any known computer viruses, Trojan horses, worms, trap doors, time bombs, or other code designed to be harmful; (v) Services and Deliverables, to VNS' best knowledge on the date of performance or delivery, will not infringe any privacy, publicity, reputation or intellectual property right of a third party; and (vi) all authors of any copyrightable works contained in Deliverables provided hereunder have agreed or will be required to agree not to assert their moral rights (personal rights associated with authorship of a work under applicable law) in the Deliverables, to the extent permitted by law.

THE WARRANTIES IN SECTION 5.1 AND SECTION 5.2 ARE IN LIEU OF ALL OTHER WARRANTIES AND CONDITIONS, EXPRESS OR IMPLIED, INCLUDING THOSE WARRANTIES OR CONDITIONS OF MERCHANTABILITY, FITNESS FOR A PARTICULAR USE, TITLE OR NON-INFRINGEMENT.

     5.3 WARRANTY CORRECTIONS: Any claim that VNS has breached the warranties specified in Section 5.2(i) or Section 5.2(ii) must be submitted to VNS in writing during the Warranty Period with respect to Final Deliverables, and within 90 days following VNS' performance with respect to Services, or Converge shall be deemed to have waived said claim in its entirety. In the event of any breach of the warranties in Section 5.2(i), Section 5.2(ii) or Section 5.2(iii), Converge's sole remedy and VNS' sole responsibility shall be for VNS to promptly repair or replace the Final Deliverables or re-perform the Services in question, without additional cost to Converge, so as to correct the warranty non-compliance as promptly as practicable (within 30 days to the extent technically feasible).

     5.4 DELIVERY: VNS agrees to deliver the Services and Deliverables in accordance with the agreed-upon timeline, if any, in the applicable SOW, subject to the requirements of Section 2.0 and the provisions of Section 2.1 and Section
2.2. In the event VNS determines that it will be unable to deliver any Services or Deliverables within such timeline, VNS will promptly notify Converge thereof and the parties shall cooperate in good faith to mitigate or avoid any further delay.

6.0 INTELLECTUAL PROPERTY

   6.1 OWNERSHIP: Except to the extent otherwise specifically provided in the applicable SOW and/or a separate written agreement between the parties, this
Section 6.0 shall govern the parties' respective ownership rights in Deliverables and associated intellectual property. Each party or its licensors own all right, title and interest (including the copyright and all other intellectual property rights) in its respective Preexisting IP, Preexisting Materials and Tools, subject to Section 6.3 and Section 6.4, in each case whether or not included in any Deliverable. Subject to the applicable provisions of this Section 6.0, Converge shall own all right, title and interest (including the copyright and all other intellectual property rights) in all Deliverables that do not relate to the current or planned business of VNS as of the date of the pertinent SOW (as specified in such SOW and/or as demonstrated by contemporaneous written records of VNS or other competent evidence). Subject to the applicable provisions of this Section 6.0, VNS shall own all right, title and interest (including the copyright and all other intellectual property rights) in all Deliverables created under a SOW that are not so owned by Converge.

   6.2 DELIVERABLES: VNS is granted a non-exclusive license to use any Converge Preexisting Materials, Converge Tools and Converge Proprietary Appearance Design Elements furnished by Converge hereunder, and to practice under any Converge Preexisting IP, solely in connection with providing Services and developing and providing Deliverables to Converge hereunder. VNS is granted an irrevocable, perpetual, world-wide, non-exclusive right and license (i) to use, load, store, transmit, execute, copy, market, distribute, in any medium or distribution technology whatsoever, known or unknown, display, perform and sublicense the Converge-owned Deliverables, in Object Code format only, and to make unlimited instantiations thereof, for any and all purposes, and (ii) to use, load, store, transmit, test, execute, copy, modify, have modified, distribute internally, distribute externally as a part of (and subject to the same terms of) a larger distribution of VNS' own Source Code, display and make and have made Derivative Works of, Converge-owned Deliverables in Source Code format. Converge's rights and licenses with respect to Deliverables that are owned by VNS are set forth in the License Agreement. The foregoing notwithstanding, if a Deliverable includes any Converge Proprietary Appearance Design Elements, then unless the SOW for such Deliverable provides otherwise, such Converge Proprietary Appearance Design Elements will be included only in the particular instantiation(s) or version(s) of such Deliverable delivered to Converge and will be removed from or not included in all instantiation(s) or version(s) of such Deliverable not created by or for, or under authorization from, Converge.

   6.3 PREEXISTING MATERIALS: Each party will identify to the other party any of such party's Preexisting Materials in any Deliverable owned by the other party by either listing them in the relevant SOW or, upon the other party's written request, providing the other party with written notice thereof. Any claim that a Deliverable owned by a party includes Preexisting Materials of the other party shall be supported by contemporaneous written records or other competent evidence. In the event that a Deliverable owned by a party includes any Preexisting Materials owned by the other party, then (a) such party shall own such Deliverable as a Derivative Work, without divesting the other party's or its licensor's ownership of such Preexisting Materials as underlying works, and
(b) such party shall be permitted to use such Pre-Existing Materials only in connection with permitted use of the Deliverables containing such Pre-existing

Materials and to modify, enhance and create Derivative Works based on such Deliverables.

     6.4 TOOLS: Each party will identify to the other party any of such party's Tools in any Deliverables owned by the other party by either listing them in the relevant SOW or, upon the other party's written request, providing the other party with written notice thereof. Any claim that a Deliverable owned by a party includes Tools of the other party shall be supported by contemporaneous written records or other competent evidence. In the event that a Deliverable owned by a party includes any Tools owned by the other party, then (a) such party shall own such Deliverable as a Derivative Work, without divesting the other party's or its licensor's ownership of such Tools as underlying works, and (b) such party shall be permitted to use such Tools only in connection with permitted use of the Deliverables containing such Tools and to modify, enhance and create Derivative Works based on such Deliverables.

     6.5 INVENTION DISCLOSURES: Each party will promptly provide to the other a reasonably detailed and complete written disclosure for each Invention that such party reasonably believes is patentable (including, without limitation, each Joint Invention), which identifies the elements or items that such believes to be novel, new or different or to comprise an Invention. Ownership of Inventions shall follow the ownership of the corresponding Deliverable to which the Invention principally relates. Each party assigns to the other party all Inventions that are owned by such other party as set forth in this Agreement, and patents issuing on them.

     6.6 JOINT INVENTIONS: The parties will jointly own, and have equal rights to, all Joint Inventions and resulting patents. Each party may license or otherwise commercially exploit others under Joint Inventions (including any patent applications filed on or patents issued claiming Joint Inventions) on such terms as it deems appropriate, without any duty to account to or obtain the consent of the other.

     6.7 LICENSES TO INVENTIONS AND PREEXISTING IP: VNS grants to Converge a license to use and practice under any VNS Inventions and/or VNS Preexisting IP to the extent necessary to allow Converge to practice under and utilize any Deliverables as permitted hereunder and under the License Agreement. Converge grants to VNS a license to use and practice under any Converge Inventions (but not any Converge Preexisting IP) to the extent necessary to allow VNS to practice under and utilize any Deliverables as permitted hereunder and under the License Agreement. The licenses granted VNS hereunder do not include any license under any Converge-owned Inventions, and any such license will be the subject of separate negotiations. In each case, the scope of the license rights granted under this Section 6.7 shall be no broader than is reasonably necessary for the licensee to be able to enjoy and exercise its rights and licenses as expressly stated hereunder and under the License Agreement.

     6.8 RESIDUALS: Notwithstanding anything to the contrary herein, each party shall be free to use any general knowledge and learning obtained by such party in connection with performing or receiving Services hereunder, but only to the extent that such items do not contain or utilize Confidential Information of the other party.

     6.9 NO IMPLIED LICENSES: No license or other rights to the Deliverables or any Pre-Existing Materials, Tools or Inventions are granted, by implication or otherwise, except as expressly set forth in this Agreement.

7.0 INDEMNIFICATION

     7.1 GENERAL INDEMNIFICATION: VNS will defend, hold harmless and indemnify, including reasonable legal fees, Converge against claims that arise or are alleged to have arisen as a result of workers compensation claims or disclosure by VNS to Converge of any business personal information relating to VNS Personnel made by VNS Personnel that arise out of the performance of this Agreement. Converge will defend, hold harmless and indemnify, including reasonable legal fees, VNS against claims that arise or are alleged to have arisen as a result of workers compensation claims made by Converge Personnel that arise out of the performance of this Agreement or as a result of the use by Converge of any business personal information relating to VNS Personnel other than in connection with the performance of this Agreement.

     7.2 INTELLECTUAL PROPERTY INDEMNIFICATION BY VNS: VNS agrees to defend and hold Converge and the Converge Personnel harmless from and against any suit, claim or action by any unaffiliated third party (a "Converge Claim") alleging that any Services or Deliverables, when used within the scope of the rights granted to Converge under this Agreement and the License Agreement, infringe upon or misappropriate any copyright or trade secret of a third party. VNS further agrees to indemnify Converge and the Converge Personnel for any damages, costs, liabilities, expenses (including, without limitation, attorneys fees) and settlement amounts payable to unaffiliated third parties in connection with such Converge Claims. The foregoing obligations shall not extend to any Converge Claims arising out of or related to (a) a modification of the Services or Deliverables by or at the direction of anyone other than VNS or a VNS Affiliate, to the extent that such modification is the cause of such infringement; (b) a combination of the Services or Deliverables with any third-party software, equipment, products or services not recommended, approved or authorized by VNS in writing, whether in the relevant SOW or such Deliverable's documentation or Final Specifications, to the extent that such combination is the cause of such infringement; or (c) portions of any Services or Deliverables based on unique specifications or requirements provided or selected by Converge, to the extent that such portion is the cause of such infringement.

   7.3 CONVERGE OBLIGATION: VNS' obligations to defend, indemnify and hold Converge harmless under this Section 7.0 are subject to Converge (a) giving VNS prompt written notice of the Converge Claim or the other claim in question; (b) giving VNS sole control over the defense and settlement of the Converge Claim or other claim in question; (c) providing full cooperation for the defense of the Converge Claim or other claim in question, at VNS' expense; and (d) not entering into any settlement or compromise of the Converge Claim or other claim in question without VNS' prior written approval.

   7.4 MITIGATION: If Converge is enjoined or is reasonably likely to be enjoined from using any Services or Deliverables as permitted hereunder, VNS will, at its own expense, exercise the first of the following remedies that is practicable: (i) obtain for Converge the right to continue to use, sell and license the Services and Deliverables as permitted under this Agreement; (ii) modify Services and Deliverables so they are non-infringing and functionally equivalent in all material respects to the infringing Services and Deliverables; or (iii) replace the Services and Deliverables, or other affected Services and/or Deliverables, with non-infringing ones that are functionally equivalent in all material respects to the infringing Services and Deliverables; provided, however, that VNS may seek to provide the remedies in (ii) or (iii) above prior to seeking to provide the remedy in (i) above only if such decision would not have a significant adverse impact on Converge's ability to provide uninterrupted products or services to its customers. If all of the remedies set forth in the preceding sentence are neither technically feasible nor available on commercially reasonable terms, then VNS may, or if the following remedy is requested by Converge, then VNS shall, cancel the affected Services and/or require the return of the affected Deliverables and refund any amount paid for such Services or Deliverables.

   7.5 INTELLECTUAL PROPERTY INDEMNIFICATION BY CONVERGE: Converge agrees to defend and hold VNS and the VNS Personnel harmless from and against any suit, claim or action by any unaffiliated third party (a "VNS Claim") alleging any Converge Preexisting IP, Converge Preexisting Materials, Converge Tools and/or Converge Proprietary Appearance Design Elements furnished by Converge hereunder, when used within the scope of the rights granted to VNS under this Agreement, infringe upon or misappropriate any copyright or trade secret of a third party. Converge further agrees to indemnify VNS and the VNS Personnel for any damages, costs, liabilities, expenses (including, without limitation, attorneys fees) and settlement amounts payable to unaffiliated third parties in connection with such VNS Claims. The foregoing obligations shall not extend to any VNS Claims arising out of or related to (a) a modification of any Converge Preexisting IP, Converge Preexisting Materials, Converge Tools and/or Converge Proprietary Appearance Design Elements furnished by Converge hereunder other than pursuant to a SOW, to the extent that such modification is the cause of such infringement; or (b) a combination of any Converge Preexisting IP, Converge Preexisting Materials, Converge Tools and/or Converge Proprietary Appearance Design Elements furnished by Converge hereunder with any third-party software, equipment, products or services not recommended, approved or authorized by Converge in writing, whether in the relevant SOW or otherwise, to the extent that such combination is the cause of such infringement.

   7.6 VNS OBLIGATION: Converge's obligations to defend, indemnify and hold VNS harmless under this Section 7.0 are subject to VNS (a) giving Converge prompt written notice of the VNS Claim or the other claim in question; (b) giving Converge sole control over the defense and settlement of the VNS Claim or other claim in question; (c) providing full cooperation for the defense of the VNS Claim or other claim in question, at Converge's expense; and (d) not entering into any settlement or compromise of the VNS Claim or other claim in question without Converge's prior written approval.

   7.7 SOLE REMEDY: IF A CLAIM OR CAUSE OF ACTION RELATING TO THE INFRINGEMENT OR MISAPPROPRIATION OF ANY PATENT, COPYRIGHT, TRADE SECRET OR OTHER INTELLECTUAL PROPERTY RIGHT IS ATTRIBUTABLE TO A PRODUCT (BUT EXCLUDING ANY VERT-OWNED DELIVERABLES (AS SUCH TERM IN DEFINED IN THE LICENSE AGREEMENT)), THE REMEDIES SET FORTH IN THE LICENSE AGREEMENT, TO THE EXCLUSION OF THE REMEDIES SET FORTH IN THIS AGREEMENT, SHALL CONSTITUTE THE SOLE AND EXCLUSIVE REMEDIES AVAILABLE TO CONVERGE FOR SUCH CLAIM OR CAUSE OF ACTION. IF A CLAIM OR CAUSE OF ACTION RELATING TO THE INFRINGEMENT OR MISAPPROPRIATION OF ANY PATENT, COPYRIGHT, TRADE SECRET OR OTHER INTELLECTUAL PROPERTY RIGHT IS ATTRIBUTABLE TO A DELIVERABLE OR ANY SERVICES PROVIDED UNDER THIS AGREEMENT (EXCLUDING ANY UNDERLYING PRODUCTS (OTHER THAN VERT-OWNED DELIVERABLES) INCLUDED IN SUCH DELIVERABLES), THE REMEDIES SET FORTH IN THIS AGREEMENT, TO THE EXCLUSION OF THE REMEDIES SET FORTH IN THE LICENSE AGREEMENT, SHALL CONSTITUTE THE SOLE AND EXCLUSIVE REMEDIES AVAILABLE TO CONVERGE FOR SUCH CLAIM OR CAUSE OF ACTION.

8.0 LIMITATIONS OF LIABILITY

   8.1 DISCLAIMER OF CERTAIN DAMAGES: TO THE MAXIMUM EXTENT PERMITTED BY LAW, IN NO EVENT SHALL EITHER PARTY BE LIABLE OR OBLIGATED IN ANY MANNER FOR ANY SPECIAL, INCIDENTAL, EXEMPLARY OR CONSEQUENTIAL DAMAGES OF ANY KIND ARISING OUT OF OR RELATING TO THIS AGREEMENT (INCLUDING, BUT NOT LIMITED TO, LOST PROFITS, REVENUES OR BUSINESS OPPORTUNITIES) HOWEVER CAUSED AND REGARDLESS OF THE FORM OF ACTION, WHETHER IN CONTRACT, TORT, NEGLIGENCE, STRICT PRODUCT LIABILITY, OR OTHERWISE, EVEN IF THE PARTY HAS BEEN INFORMED OF THE POSSIBILITY OF ANY SUCH DAMAGES IN ADVANCE. VNS DOES NOT GUARANTEE THAT THE SERVICES OR DELIVERABLES WILL OPERATE WITHOUT ERROR OR INTERRUPTION AND VNS SHALL NOT BE RESPONSIBLE FOR ANY DAMAGES ASSOCIATED WITH LOSS OF DATA OR INTERRUPTION OR LOSS OF USE OF SERVICES OR DELIVERABLES RESULTING THEREFROM.

   8.2 SOLE REMEDY: IF A CLAIM OR CAUSE OF ACTION IS ATTRIBUTABLE TO A PRODUCT OR ANY SERVICES PROVIDED UNDER THE LICENSE AGREEMENT (BUT EXCLUDING ANY VERT-OWNED DELIVERABLES), THE REMEDIES SET FORTH IN THE LICENSE AGREEMENT, TO THE EXCLUSION OF THE REMEDIES SET FORTH IN THIS AGREEMENT, SHALL CONSTITUTE THE SOLE AND EXCLUSIVE REMEDIES AVAILABLE TO A PARTY FOR SUCH CLAIM OR CAUSE OF ACTION. IF A CLAIM OR CAUSE OF ACTION IS ATTRIBUTABLE TO A DELIVERABLE OR ANY SERVICES PROVIDED UNDER THIS AGREEMENT (EXCLUDING ANY UNDERLYING PRODUCTS (OTHER THAN VERT-OWNED DELIVERABLES) INCLUDED IN SUCH DELIVERABLES), THE REMEDIES SET FORTH IN THIS AGREEMENT, TO THE EXCLUSION OF THE REMEDIES SET FORTH IN THE LICENSE AGREEMENT, SHALL CONSTITUTE THE SOLE AND EXCLUSIVE REMEDIES AVAILABLE TO A PARTY FOR SUCH CLAIM OR CAUSE OF ACTION. NO LIABILITY SHALL EXTEND UNDER THIS AGREEMENT TO ANY THIRD PARTY (INCLUDING, BUT NOT LIMITED TO, VERTICALNET, INC. OR ITS AFFILIATES OTHER THAN VNS, OR THEIR LICENSORS) IF NOT INVOLVED IN THE DEVELOPMENT, LICENSING OR DELIVERY OF THE DELIVERABLES OR ANY SERVICES HEREUNDER.

   8.3 MAXIMUM AGGREGATE LIABILITY: TO THE MAXIMUM EXTENT PERMITTED BY LAW, THE MAXIMUM LIABILITY OF EACH PARTY TO THE OTHER OR TO ANY THIRD PARTY FOR DAMAGES RELATING TO THIS AGREEMENT OR THE DELIVERABLES OR SERVICES WHICH ARE THE SUBJECT MATTER OF THIS AGREEMENT, WHETHER FOR BREACH OF CONTRACT OR WARRANTY, STRICT LIABILITY, NEGLIGENCE OR OTHER TORT, STRICT PRODUCT LIABILITY,

THE FAILURE OF ANY LIMITED REMEDY TO ACHIEVE ITS ESSENTIAL PURPOSE, OR OTHERWISE, SHALL NOT EXCEED: (I) $10,000,000 IN THE AGGREGATE, AND (II) THE GREATER OF $1,000,000 PER DELIVERABLE OR THE AMOUNT PAID FOR SUCH DELIVERABLE HEREUNDER. THE FOREGOING LIMITATIONS ON EACH PARTY'S AGGREGATE LIABILITY TO THE OTHER SHALL BE IN ADDITION TO ANY FEES AND OTHER AMOUNTS DUE AND OWING UNDER
SECTION 4.0.

   8.4 EXCEPTIONS: THE LIMITATIONS OF LIABILITY CONTAINED IN THIS SECTION 8.0 SHALL NOT APPLY WITH RESPECT TO (I) ANY CLAIMS OF BODILY INJURY OR DAMAGE TO TANGIBLE PERSONAL PROPERTY RESULTING FROM WILLFUL MISCONDUCT OR GROSS NEGLIGENCE, (II) THE RESPECTIVE INDEMNIFICATION OBLIGATIONS OF THE PARTIES UNDER
SECTION 7.0, (III) ANY BREACH OF THE PROPRIETARY RIGHTS PROVISIONS IN SECTION 6.0, (IV) ANY BREACH OF THE CONFIDENTIALITY OBLIGATIONS IN SECTION 9.5 OR (V) LIABILITY FOR PAYMENT OF INTEREST ADDED BY A COURT OF LAW OR AN ARBITRATION PANEL TO A JUDGMENT ENTERED IN ANY ACTION OR PROCEEDING UNDER THIS AGREEMENT.

   8.5 DUTY TO MITIGATE: Each party will have a duty to take reasonable steps to mitigate damages for which the other party is responsible.

   8.6 ACKNOWLEDGMENT: Each of the parties acknowledge that the disclaimers and limitations set forth in this Section 8.0 are an essential element of this Agreement between the parties and that the parties would not have entered into this Agreement without such disclaimers and limitations.

9.0 GENERAL

     9.1 AMENDMENTS: This Agreement may only be amended by a writing specifically referencing this Agreement, which has been signed by authorized representatives of each party.

     9.2 ASSIGNMENT: This Agreement will be binding upon and inure to the benefit of each party's respective successors and permitted assigns; provided, however, that neither party may assign this Agreement, in whole or in part, without the prior written approval of the other party, such approval not to be unreasonably withheld, except that each party may assign this Agreement to any of its Affiliates. No transfer of this Agreement by operation of law or change in Control of a party, including, without limitation, by merger, consolidation or sale or other transfer of equity interests, shall be considered an assignment for the purposes of this Section 9.2.

     9.3 CHOICE OF LAW AND FORUM; WAIVER OF JURY TRIAL; LIMITATION OF ACTION:
This Agreement and performance under this Agreement shall be governed by the laws of the United States of America and the State of California as applied to agreements entered into and to be performed entirely within California between California residents, excluding its conflict of laws provisions. The United Nations Convention on Contracts for the International Sale of Goods is specifically excluded from application to this Agreement. Both parties consent to the jurisdiction of the state and federal courts located in the County of Santa Clara, California and in the County of San Francisco, California to hear and resolve any and all actions and proceedings arising from or relating to this Agreement, the Services or the Deliverables. The parties expressly waive any right to a jury trial regarding disputes related to this Agreement. Unless otherwise provided by local law without the possibility of contractual waiver or limitation, any legal or other action related to this Agreement must be commenced no later than two years from the date on which the cause of action arose.

   9.4 PRIOR COMMUNICATIONS & ORDER OF PRECEDENCE: This Agreement, including all SOWs and any attachments referenced herein, sets forth the entire agreement and understandings between the parties hereto with respect to the subject matter. In the event of any inconsistency between the provisions of this Agreement and any SOW, the provisions of this Agreement shall be controlling unless the SOW expressly provides that it shall be controlling over this Agreement with respect to the subject inconsistent provisions. This Agreement merges all previous discussions and negotiations between the parties and supersedes and replaces any other agreement (including the VerticalNet / Converge Technology, Professional Services & Reseller Memorandum of Understanding between the parties dated

December 8, 2000) that exists or may have existed between VNS and Converge with respect to the subject matter hereof.

     9.5 CONFIDENTIALITY:

         9.5.1 DEFINITION OF CONFIDENTIAL INFORMATION. "Confidential Information" as used in this Agreement shall mean any and all proprietary or non-public information of a party (including, without limitation, any Source Code furnished by or to Converge hereunder) whether in oral, written or other tangible form that the party disclosing the information (the "Discloser") designates as being confidential or which, under the circumstances surrounding disclosure, the receiving party (the "Recipient") knows or has reason to know should be treated as confidential.

         9.5.2 NONDISCLOSURE AND NONUSE OBLIGATIONS. Each of the parties, as Recipient, agrees that such Recipient will not use, disseminate, or in any way disclose any Confidential Information of the other party, as Discloser, to any person, firm or business, except to the extent necessary for the performance of such party's obligations or the enjoyment of such party's rights and benefits hereunder, and for any other purpose such Discloser may hereafter authorize in writing. Each of the parties, as Recipient, agrees that such Recipient shall treat all Confidential Information of the other party, as Discloser, with the same degree of care as such Recipient accords to such Recipient's own Confidential Information, but in no case less than reasonable care. Each of the parties, as Recipient, agrees that such Recipient shall disclose Confidential Information of the other party, as Discloser, only to those of such Recipient's employees who need to know such information, and such Recipient certifies that such Recipient employees have previously agreed, either as a condition to employment or in order to obtain the Confidential Information of the Discloser, to be bound by terms and conditions substantially similar to those terms and conditions applicable to such Recipient under this Agreement. Each of the parties, as Recipient, shall immediately give notice to the other party, as Discloser, of any unauthorized use or disclosure of Discloser's Confidential Information. Each of the parties, as Recipient, agrees to assist the other party, as Discloser, in remedying any such unauthorized use or disclosure of Discloser's Confidential Information.

         9.5.3 EXCLUSIONS FROM NONDISCLOSURE AND NONUSE OBLIGATIONS. The obligations under this Section 9.5 of each of the parties, as Recipient, with respect to any portion of the Confidential Information of the other party, as Discloser, shall not apply to such portion that Recipient can document: (a) was in the public domain at or subsequent to the time such portion was communicated to Recipient by Discloser through no fault of Recipient; (b) was rightfully in Recipient's possession free of any obligation of confidence at or subsequent to the time such portion was communicated to Recipient by Discloser; (c) was developed by employees or agents of Recipient independently of and without reference to any information communicated to Recipient by Discloser; or (d) was communicated by Discloser to an unaffiliated third party free of any obligation of confidence. A disclosure by either of the parties, as Recipient, of Confidential Information of the other party, as Discloser, either (i) in response to a valid order by a court or other governmental body; (ii) as otherwise required by law; or
         (iii) as necessary to establish the rights of either party under this Agreement, shall not be considered to be a breach of this Agreement by Recipient or a waiver of confidentiality for other purposes; provided, however, that Recipient shall provide prompt prior written notice thereof to Discloser to enable Discloser to seek a protective order or otherwise prevent such disclosure.

         9.5.4 CONFIDENTIALITY OF THIS AGREEMENT. The parties hereto agree to keep the terms of this Agreement confidential and not to divulge any part thereof to any third party except: (a) with the prior written consent of the other party; (b) to any governmental body having jurisdiction to request and to read the same; (c) as otherwise may be required by law or legal process; or (d) to legal counsel representing either party. Notwithstanding the foregoing, no disclosure of this Agreement shall be made pursuant to clauses (b) or (c) of the foregoing sentence without the disclosing party first giving the other party reasonable notice prior to the intended disclosure so as to allow the other party sufficient time to seek a protective order or otherwise assure the confidentiality of this Agreement as that other party shall deem appropriate. Each party agrees not to file this Agreement as an exhibit to its SEC filings without first redacting and requesting confidential treatment for any information reasonably considered by the other party to be confidential. Such other party shall inform the first party of any such information it wishes to redact and request confidential treatment for within five Business Days following the date such other party is requested to do so in writing. Nothing herein shall prohibit either party from complying with applicable securities or other laws, rules or regulations.

     9.6 FORCE MAJEURE: Neither party will be in default or liable for any delay or failure to comply with this Agreement due to any act, event or cause beyond the reasonable control of the affected party including, without limitation, strikes, shortages, riots, insurrection, fires, flood, storm, explosions, acts of God, war, governmental action, general labor conditions, or earthquakes ("Force Majeure"), excluding financial inability to pay, provided such party promptly notifies the other and takes reasonable actions to mitigate such Force Majeure and to resume performance as soon as is reasonably practicable. If VNS' obligation to provide Services or Deliverables is excused by this Section 9.6 by reason of a Force Majeure, then notwithstanding anything to the contrary herein, the term of this Agreement shall be extended by, and, if the Force Majeure causes Converge to experience a substantial deprivation of the benefits to which it is entitled under this Agreement, then Converge' obligation to make guaranteed minimum payments under Section 4.2 (but not to pay for Services or Deliverables actually provided under Section 4.1) shall be suspended, during, the Force Majeure period.

     9.7 INSURANCE: Each party will maintain adequate insurance protection covering its respective activities hereunder, including coverage for statutory workers' compensation, comprehensive general liability for bodily injury and property damage, as well as adequate coverage for vehicles.

     9.8 PERSONNEL: VNS is an independent contractor and this Agreement does not create an agency relationship, partnership or other form of joint enterprise between Converge and VNS or Converge and VNS Personnel. In no event shall the VNS Personnel be deemed or treated as employees of Converge or the Converge Personnel be deemed or treated as employees of VNS. Converge assumes no liability or responsibility for VNS Personnel. VNS assumes no liability or responsibility for Converge Personnel. VNS will be responsible for the supervision, control, compensation, withholdings, health and safety of VNS Personnel.

     9.9 SEVERABILITY: In the event that any provision of this Agreement shall be unenforceable or invalid under any applicable law or be so held by applicable court decision, such unenforceability or invalidity shall not render this Agreement unenforceable or invalid as a whole, and, in such event, such provision shall be changed and interpreted so as to best accomplish the objectives of such provisions within the limits of applicable law or applicable court decisions.

     9.10 SURVIVAL: The provisions set forth in the following Sections and Subsections of this Agreement will survive after expiration or termination of this Agreement and will remain in effect until fulfilled: "Definitions", "Intellectual Property", "Indemnification", "Limitation of Liability", "Choice of Law and Forum; Waiver of Jury Trial; Limitation of Action", "Confidentiality", "Non-Solicitation" and "Prior Communications and Order of Precedence". In addition, Converge's payment obligations under this Agreement shall survive any expiration or termination of this Agreement.

     9.11 WAIVER: An effective waiver under this Agreement must be in writing signed by the party waiving its right. The failure of either party to require performance by the other party of any provision hereof shall not affect the full right to require such performance at any time thereafter; nor shall the waiver by either party of a breach of any provision hereof be taken or held to be a waiver of subsequent breaches of that or any other provision hereof.

     9.12 NOTICES: All notices permitted or required under this Agreement ("Notices") shall be in writing and shall be delivered as follows with notice deemed given as indicated (a) by personal delivery when delivered personally;
(b) by overnight courier upon written verification of receipt; or (c) by certified or registered mail, return receipt requested, five days after deposit in the mail. All Notices shall be properly addressed as follows, or to such other addresses as may be specified in a Notice given hereunder:

If to VNS:                                      with a copy to:

Attn: David Smith, V.P. Enterprise Solutions    Attn: General Counsel
VerticalNet Solutions                           VerticalNet, Inc.
301 Howard Street                               700 Dresher Road, Suite 100
San Francisco, CA 95105                         Horsham, Pennsylvania 19044

If to Converge:                                 with a copy to:

Attn: EVP, Product Strategy & Development       Attn: General Counsel
Converge, Inc.                                  Converge, Inc.
10400 Ridgeview Court, Suite 100                10400 Ridgeview Court, Suite 100
Cupertino, CA  95104-0704                       Cupertino, CA  95104-0704


     9.13 NON-SOLICITATION: During the term of this Agreement and any extension thereof and for a period of one year thereafter, Converge and VNS each agree not to directly or indirectly solicit, encourage or cause others to solicit or encourage, any employees or individual independent contractors of the other party to terminate their employment or contracting relationship with the other party and become an employee or an independent contractor of the soliciting party or its Affiliate. This provision does not prohibit a party's responding to unsolicited employment inquiries and/or any indirect solicitations and other employment activities (e.g., job postings, advertising of positions) that are not specifically targeted at any particular individual.

     9.14 COUNTERPARTS: This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. This Agreement shall become binding when any one or more counterparts hereof, individually or taken together, bear the signatures of both parties hereto. For the purposes hereof, a facsimile copy of this Agreement, including the signature pages hereto, shall be deemed an original.

     9.15 NO THIRD PARTY BENEFICIARIES: Except as expressly set forth in Section 7.0, nothing in this Agreement is intended to confer benefits, rights or remedies unto any person or entity other than the parties and their successors and permitted assigns.

     9.16 NON-EXCLUSIVE AGREEMENT: This Agreement is not exclusive as to either party, and, subject to the express provisions of this Agreement, each party will have the right to conduct any other business in which it may now or hereafter be engaged.

     9.17 HEADINGS: The section headings appearing in this Agreement are inserted only as a matter of convenience and in no way define, limit, construe or describe the scope or extent of such section or in any way affect such section.

IN WITNESS WHEREOF, the undersigned do hereby execute this Agreement by duly authorized representatives as of the date first written above in this Agreement.

Tradeum, Inc., d/b/a VerticalNet Solutions       Converge, Inc.




By: /s/ Preetinder Singh Sahiwal                 By:  /s/ Wendy Caswell
    ---------------------------                      ---------------------------

Title:  President, Industrial Markets            Title:  VP & Treasurer
       ------------------------                         ------------------------

Name: Preetinder Singh Sahiwal                   Name: Wendy Caswell
     --------------------------                       --------------------------

                                  ATTACHMENT A:


Converge will reimburse VNS for the following Material Costs, provided they are incurred in the performance of this Agreement and with Converge's prior written approval if in excess of budgeted amounts therefor in the applicable SOW: (i) tolls, parking fees, taxis, buses or auto rentals fees; (ii) air transportation at the economy, tourist or coach class rate for the most reasonable route of a scheduled airline; (iii) reasonable lodging charges commensurate with the average rates charged for the immediate area; (iv) reasonable and actual meal expenses; (v) necessary business calls made on Converge's behalf; (vi) reasonable tipping; and (vii) reasonable valet and laundry charges if a trip extends beyond four days. Invoices for Material Costs must be reasonably itemized and list all travel expenses by category/person/trip, and be accompanied by reasonable documentation sufficient to support the deductibility by Converge of the reimbursable expense. Material Costs do not include, and Converge will not reimburse for, personal expenses.